AMENDMENT NO. 7

TO AMENDED AND RESTATED RECEIVABLES PURCHASE AND SALE

AGREEMENT

AMENDMENT AGREEMENT, dated as of July 3, 2007, among CL&P RECEIVABLES CORPORATION, a Connecticut corporation (the "Seller"), THE CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation, ("CL&P") as Collection Agent and Originator, CAFCO, LLC, a Delaware limited liability company ("CAFCO"), CITIBANK, N.A. ("Citibank") and CITICORP NORTH AMERICA, INC., a Delaware corporation ("CNAI"), as agent ("Agent").

Preliminary Statements. (1) The Seller, CL&P, CAFCO, Citibank and CNAI, as Agent, are parties to an Amended and Restated Receivables Purchase and Sale Agreement dated as of September 30, 1997, as amended and restated as of March 30, 2001 and as further amended as of July 11, 2001, as of July 10, 2002, as of July 9, 2003, as of July 7, 2004, as of July 6, 2005 and as of July 5, 2006 (the "Agreement"; capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement), pursuant to which the Seller is prepared to sell undivided fractional ownership interests of its Receivables to the Conduit and the Banks; and

(2)

The Seller, CL&P, CAFCO, Citibank and CNAI, as Agent, desire to amend the Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Agreement. Subject to the conditions precedent set forth in Section 3 hereof, Section 1.01 of the Agreement is amended effective as of the date set forth above as follows:

1.1.

The definition of "Applicable Percentage" is amended in its entirety to read as follows:

“’Applicable Percentage' means, at any time or for any Settlement Period, the rate per annum set forth below corresponding at such time or, as of the first Business Day of such Settlement Period, as the case may be, to the actual Debt Ratings for the Originator on such date (or, if the Originator's Debt Ratings by S&P and Moody's fall within one Level difference, then the higher Level shall apply; or if the Originator's Debt Ratings differ by more than one Level, the Level that is one Level above the Level corresponding to the lower of such ratings shall apply; provided, that if (a) a Debt Rating for the Originator is not available from either or both of S&P or Moody's, or (b) one of the Originator's Debt Ratings from S&P or Moody's falls below BB- or Ba3, as the case may be, and the other rating agency is at Level 3 or higher, then Level 4 shall apply):

Level	Public Debt Rating by Standard & Poor's and Moody's	Assignee Rate Applicable Percentage

1	A-/A3 (or higher)	0.75%
2	BBB+/Baal to BBB-/Baa3	1.00%
3	BB+Bal to BB/Ba2	1.50%
4	BB-/Ba3 (or lower)	1.75%

The Applicable Percentage will be reviewed annually and may be adjusted on each Commitment Termination Date."

1.2.

The last four lines of the definition of "Assignee Rate" are amended in their entirety to read as follows:

"the `Assignee Rate' for such Settlement Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Settlement Period plus 2%, said 2% to be applicable only upon the occurrence and during the continuance of an Event of Termination; provided, further, that the Agent and the Seller may agree in writing from time to time upon a different `Assignee Rate."'

1.3. The definition of "Commitment Termination Date" is amended by deleting the date "July 3, 2007" in line one thereof and replacing it with the date "June 30, 2008."

1.4. The definition of "Concentration Limit" is amended by deleting the term "Outstanding Balance of all Pool Receivables" wherever it appears therein and replacing it with the term "Net Receivables Pool Balance".

1.5. A new definition of "Debt Rating" is added, which reads in its entirety as follows:

"Debt Rating" for any Person means the rating by S&P or Moody's of such Person's long-term public senior unsecured non-credit enhanced debt securities."

1.6.

Clause (i) of the definition of "Eligible Receivable" is amended by deleting the term "Outstanding Balance of all Pool Receivables" where it appears in the last line thereof and replacing it with the term "Net Receivables Pool Balance."

1.7.

The definition of "Facility Termination Date" is amended by deleting the date "July 3, 2007" in line one thereof and replacing it with the date "June 21, 2012."

1.8.

The definition of "Loss and Dilution Percentage" is amended by deleting the term "1.6" wherever it appears therein and replacing it with the term "2.0".

1.9.

The definition of "Loss and Dilution Reserve" is amended in its entirety read as follows:

"`Loss and Dilution Reserve' means on any date an amount equal to the Net Receivables Pool Balance multiplied by the Loss and Dilution Percentage on such date."

SECTION 2.  Other Amendments to the Agreement. Subject to the conditions precedent set forth in Section 3 hereof, the Agreement is further amended effective as of the date set forth above as follows:

2.1.

Section 7.01(h) of the Agreement is amended in its entirety to read as follows:

“(h)

At any time when any Capital is outstanding, the Delinquency Ratio shall exceed 7%, the Default Ratio shall exceed 8% or the Loss-To-Liquidation Ratio shall exceed 2%; or”

2.2.

Section 7.01(i) of the Agreement is amended in its entirety to read as follows:

“(i)

At any time when any Capital is outstanding, the sum of the Receivable Interest Percentages shall exceed 100%; or”

SECTION 3. Conditions Precedent. The effectiveness of this Amendment Agreement and the obligations of the Conduit and the Banks to make any Purchase on or after July 3, 2007 is conditioned upon the receipt by the Agent of (i) evidence satisfactory to it that (a) the DPUC has granted such approvals as may be necessary in connection with the implementation of this Amendment Agreement, or (b) such approvals required in connection herewith as have heretofore been granted remain in full force and effect thus requiring no further approvals, (ii) a fully executed copy of this Amendment Agreement and a new Fee Agreement, in each case in form and substance satisfactory to the Agent and (iii) payment to the Agent of the Renewal Fee called for by the said new Fee Agreement.

SECTION 4. Additional Agreement. Pursuant to a letter dated July 21, 2006 (the "Letter") the Agent, CL&P and the Seller agreed that the Receivables for which Lake Road Generating Company L.P. ("Lake Road") is the Obligor were, among other things, deemed not to be Eligible Receivables.  The Seller hereby advises the Agent that Lake Road no longer fails to make payments on account of its Receivables. Therefore, the Agent agrees that until further notice from the Agent to the Seller Lake Road's Receivables are Eligible Receivables and shall be utilized for calculating the Delinquency Ratio, the Default Ratio and the Loss-to-Liquidation Ratio. Except as amended hereby, the Letter remains in full force and effect.

SECTION 5. Confirmation of Agreement. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to "this Agreement," "hereof' or words of like import shall mean the Agreement as amended by this Amendment Agreement and as hereinafter amended or restated.

SECTION 6.  GOVERNING LAW.  THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Execution in Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment Agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

SECTION 8. Seller's Representations and Warranties. The Seller represents and warrants that this Amendment Agreement has been duly authorized, executed and delivered by the Seller pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Seller.  The Seller also makes each of the representations and warranties contained in Section 4.01 of the Agreement (after giving effect to this Amendment Agreement) as of the date hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment Agreement No. 7 to be executed by their respective officers duly authorized, as of the date first above written.

CL&P RECEIVABLES CORPORATION

By:	/s/	Patricia C. Cosgel
	Name:	Patricia C. Cosgel
	Title:	Assistant Treasurer - Finance

THE CONNECTICUT LIGHT AND POWER COMPANY

By:	/s/	Patricia C. Cosgel
	Name:	Patricia C. Cosgel
	Title:	Assistant Treasurer - Finance

CAFCO, LLC

By:	Citibank North America, Inc., as Attorney-in-Fact

	By:	/s/	Derrick L. Riddick
		Name	Derrick L. Riddick
		Title:	Vice President

CITIBANK, N.A.,

By:	/s/	Derrick L. Riddick
	Name	Derrick L. Riddick
	Title:	Vice President

CITICORP NORTH AMERICA, INC., as Agent

By:	/s/	Derrick L. Riddick
	Name	Derrick L. Riddick
	Title:	Vice President

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